	For Release:	April 14, 2020

	Investor Contact:	Vince Meyer
218-723-3952
vmeyer@allete.com
NEWS

ALLETE Annual Meeting of Shareholders moves to virtual format
Safety of shareholders, employees, directors and stakeholders is top priority

DULUTH, Minn. - ALLETE, Inc. (NYSE:ALE) announced today that its Annual Meeting of Shareholders will change to a virtual (i.e., online) format this year in light of the COVID-19 (coronavirus) pandemic.
This decision was made in order to protect the health of shareholders, employees, directors and other stakeholders, and follows government guidance against holding large events at this time.
“Safety is a core value for all of us at ALLETE. Although we are disappointed we will not be able to meet with shareholders face-to-face at this year’s Annual Meeting, protecting the health of everyone in our communities is our priority,” ALLETE Chief Executive Officer and President Bethany Owen said. “We are pleased to be conducting this year’s meeting on a virtual platform that will allow participation and questions from shareholders.”
The date and time of the Annual Meeting of Shareholders will not change. It will be held on Tuesday, May 12, 2020 at 10:30 a.m. Central Time.
Shareholders can attend online at https://web.lumiagm.com/262491850 and entering the meeting code (case sensitive): ALLETE2020. A direct link to the virtual meeting site also will be posted at www.allete.com under the “Investors” tab.
Shareholders will need an 11-digit control number to join the meeting as a shareholder and to ask questions at the meeting. Registered shareholders should have received their control number previously with their proxy materials and can call (800) 535-3056 if they need assistance. Beneficial owners whose shares are held in the name of a broker, bank, or other nominee should contact their bank, broker or other nominee to request a meeting attendance control number to access the webcast as a shareholder. Shareholders or guests without a control number can sign in and attend the annual meeting by selecting the “General Access” option.
Online registration will begin 30 minutes before the start of the annual meeting. Help and technical support for accessing and participating in the virtual meeting will be available by calling the number that will be posted on the virtual meeting site. Proxy materials can be found at materials.proxyvote.com/018522.

ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth; and BNI Energy in Bismarck, N.D.; and has an eight percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com.
ALE-CORP

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

ALLETE, Inc. 30 West Superior Street, Duluth, Minnesota 55802
www.allete.com